Exhibit 99.1

NTN Buzztime, Inc. Announces the Appointment of a New CFO

CARLSBAD, Calif., Aug. 21 /PRNewswire-FirstCall/ — NTN Buzztime, Inc. (Amex: NTN), a leader in the production and distribution of interactive entertainment for the hospitality industry and for the home, announced today that Kendra Berger will be appointed Chief Financial Officer for the Company effective August 28, 2006.

Kendra Berger has been a Director of the Company since July 2005. Ms. Berger has served as the Executive Director of Finance and Controller of Nventa Biopharmaceuticals Corporation and formerly was the Vice President, Finance and Controller of Discovery Partners International, Inc. Both Nventa Biopharmaceuticals Corporation and Discovery Partners International, Inc. are publicly traded companies. Prior to joining Discovery Partners International, Inc. in 2001, Ms. Berger was the Chief Financial Officer of NTN Buzztime, Inc. Ms. Berger was employed by Price Waterhouse (now PricewaterhouseCoopers) for seven years prior to joining the Company. She is a Certified Public Accountant and earned a B.S. in Business Administration from Ohio University. Ms. Berger replaces Andy Wrobel, NTN Buzztime’s CFO since June, 2005, who resigned Friday.

“As a seasoned financial executive, Kendra brings to NTN Buzztime valuable experience and an in-depth knowledge of the Company thanks to her involvement on the Company’s Board of Directors and prior experience as Chief Financial Officer of NTN Buzztime. Given our renewed focus on the core business, which will guide the actions of the entire organization, Kendra’s familiarity with the Buzztime Network business model will be invaluable in driving profitable growth,” said Dario Santana, CEO. “Andy Wrobel has been a great asset to NTN Buzztime and has helped us improve the Company’s operations over the past year. Andy will be missed by the entire NTN Buzztime organization.”

About NTN Buzztime, Inc.

Based in Carlsbad, CA, NTN Buzztime, Inc. is the parent corporation of the Entertainment Division and NTN Hospitality(TM) Division. Entertainment Division is comprised of the Buzztime interactive Television (iTV) Network segment and Buzztime Distribution segment (Buzztime Entertainment, Inc., a subsidiary). Entertainment Division produces Buzztime(R), the play-along games channel, live sports prediction games such as QB1(R) and many other games that allow one or many players to participate. In addition to the Buzztime iTV Network, Buzztime’s games are available on cable TV, satellite TV, mobile phones and plug-n-play home versions. The NTN Hospitality segment is comprised of NTN Wireless Communications, Inc., and NTN Software Solutions, Inc.

CONTACT:

Dario Santana

Chief Executive Officer

NTN Buzztime, Inc.

(760) 929-5200

Dario.Santana@ntn.com